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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Tracy K. Lorenz Director of Investor Relations 847/585-3899 www.careered.com

CAREER EDUCATION CLOSES
5-YEAR $200 MILLION CREDIT FACILITY

        Hoffman Estates, Ill. (December 19, 2002)—Career Education Corporation (NASDAQ: CECO) today announced that it has closed the syndication of a new $200 million revolving credit facility. This replaces the company's existing $90 million credit facility that was scheduled to mature in October 2003. The financing will be used for strategic purposes and to fund acquisition growth initiatives.

        Banc of America Securities LLC arranged the new credit facility that includes commitments from eight financial institutions. The lead financial institutions in the syndication are Bank of America, N.A. as Administrative Agent, LaSalle Bank National Association and JPMorgan Chase Bank as Co-Syndication Agents and SunTrust Bank as Documentation Agent. Other lenders include Fifth Third Bank (Chicago), Harris Trust and Savings Bank, National City Bank of Michigan/Illinois, and Union Bank of California, N.A.

        "This credit facility is an important part of Career Education's overall financial strategy and provides us with capacity to fund future acquisition growth," said Patrick K. Pesch, executive vice president and chief financial officer. "The strong support we received from the lending community and the over-subscription of the credit facility, reflects the banks' confidence in our business model, the strength of our balance sheet, and the recognition of our significant positive cash flow. The credit agreement was designed to provide maximum flexibility in addressing our business needs including multi-currency borrowing ability. We look forward to working with Banc of America and the other banks as we continue to grow our business."

        Career Education Corporation (www.careered.com) is one of the world's largest providers of private, for-profit postsecondary education in the career-oriented disciplines of visual communication and design technologies, information technology, business studies, culinary arts and healthcare. CEC operates 43 campuses throughout the United States, Canada, the United Kingdom and United Arab Emirates, and offers a full online program through AIU Online, its E-learning division. Total student population on October 31, 2002 was approximately 50,400 students.

        CEC colleges enjoy long operating histories and offer a wide variety of master's degree, bachelor's degree, associate degree and diploma programs. The CEC family includes American InterContinental University (six campuses), the International Academy of Design & Technology (eight campuses), the Katharine Gibbs Schools (nine campuses), Le Cordon Bleu Culinary Program North America (10 campuses), American InterContinental University Online and other well-known educational institutions in the College Division (10 campuses).

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        The forward-looking statements contained in this release are based upon various assumptions, and certain risks and uncertainties could cause actual results to differ materially from those stated. Factors that could cause such differences include costs and difficulties associated with opening new campuses and in integrating acquisitions, costs associated with the E-learning Division, changes in the regulatory environment and those matters disclosed in Career Education Corporation's filings with the Securities and Exchange Commission (SEC). Career Education Corporation assumes no obligation to update its forward-looking statements.

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  EXHIBIT 99.1